Exhibit 10.26

SUN NATIONAL BANK

MANAGEMENT SEVERANCE AGREEMENT

THIS MANAGEMENT SEVERANCE AGREEMENT (“Agreement”) entered into this 3rd day of July, 2014 (“Effective Date”), by and between Sun National Bank (the “Bank”) and Alberino J. Celini (the “Executive”).

WHEREAS, the Bank wishes to employ the Executive as an Executive Vice President and Chief Risk Officer for the Bank; and

WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Executive if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, each party, intending to be legally bound, does hereby agree, as follows:

1. Employment. The Executive is employed in the capacity as Executive Vice President and Chief Risk Officer of the Bank. The Executive’s employment shall be for no definite period of time and the Executive or the Bank may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by the President of the Bank. The Executive shall render such administrative and management services to the Bank and to Sun Bancorp, Inc., the parent bank holding company (“Company”), as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive’s other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank and the Company.

2. Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending one year thereafter (“Term”). Additionally, as of each December 31, thereafter, the Term of this Agreement shall be extended for an additional period such that the Term of the Agreement as of such date of extension shall be for a new one-year period thereafter; provided, however, such Term shall not be automatically extended as of December 31 of any given year if the Board shall give the Executive written notice not later than October 1 immediately prior to such December 31 date that the Board has made a determination that such Agreement shall not be extended thereafter absent a future affirmative determination and resolution of the Board of Directors that the Term of such Agreement shall be extended beyond the then in effect expiration date of such Agreement. The Term shall refer to the initial Term or any subsequent extension of such Term thereafter.

3. Termination of Employment in Connection with or Subsequent to a Change in Control.

(a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive’s employment with the Bank during the Term of this Agreement upon or within 18 months following any Change in Control of the Company or Bank, absent termination for Just Cause, Executive shall be paid an amount equal to 1.0 times the Executive’s annual base salary in effect at the time of such termination of employment. Said sum shall be paid by the Bank to the Executive in one (1) lump sum not later than the date of Executive’s termination of service.

In addition, the Executive and his dependents shall be eligible to continue coverage under the Bank’s (or its successor’s) medical and dental insurance reimbursement plans similar to that in effect on the date of Termination of Employment for a period of not less than 18 months following the date of such Termination of Employment at the participants’ election and expense.

Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Company shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and thereby subject the Executive to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to (i) the sale of all, or a material portion, of the assets of the Company or the Bank; (ii) the merger or recapitalization of the Company or the Bank whereby the Company or the Bank is not the surviving entity; (iii) a change in control of the Company or the Bank, as otherwise defined or determined by the Office of the Comptroller of the Currency (“OCC”) or the Board of Governors of the Federal Reserve System (“FRB”) or regulations promulgated by such agencies; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or the Bank by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 3(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the Term of this Agreement upon or within 18 months following a Change in Control of the Company or Bank, and Executive shall thereupon be entitled to receive the payment described in Section 3(a) of this Agreement, upon the initial occurrence, or within 90 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing:

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material diminution in the budget over which the Executive retains authority;

(iv) the Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive’s primary office as of the date of the signing of this Agreement; or

(v) any other action or inaction that constitutes a material breach by the Bank of this Agreement.

The provisions of this Section 3(b) shall survive the expiration of this Agreement occurring after a Change in Control.

Notwithstanding the foregoing, in the event that the Executive gives notice to the Bank with respect to his Termination of Employment in accordance with Section 3(b), the Bank will have a period of 30 calendar days following notice from the Executive during which period the Bank may remedy the condition giving rise to such right to terminate employment. In the event that the Bank shall, in good faith remedy such circumstances giving rise to such right to terminate employment within such 30-day period, such notice of Termination of Employment shall be deemed withdrawn and not be deemed effective and the Bank shall not be required to pay the amount due to the Executive under Section 3(a) with respect to such event.

4. Other Changes in Employment Status; Non-Solicitation Restrictions.

(a) Except as provided for at Section 3 herein, the Board of Directors may terminate the Executive’s employment at any time with or without Just Cause within its sole discretion. This Agreement shall not be deemed to give the Executive any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Executive at any time. Except as provided at Sections 3 and 4 herein, this Agreement shall not give the Executive any right to receive compensation or other benefits for any period after Termination of Employment with or without Just Cause. Termination for “Just Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulatory having regulatory authority over the Bank or Company, or a material breach of any provision of the Agreement. During the Term of the Agreement, if the Executive’s employment with the Bank is terminated by the Bank for reasons other than in conjunction with or within eighteen months following a Change in Control (in accordance with Section 3 herein) or for Just Cause, death or disability, the Executive shall receive a severance payment (“Severance Payment”) as follows: eighteen (18) weeks of base salary during the first two years of employment; thirty-two (32) weeks of base salary after completion of two years of employment; and one year of base salary after completion of five years of employment. Such Severance Payment will be paid in the form of bi-weekly payments in accordance with the Bank’s scheduled payroll calendar.

(b) Following the Executive’s termination of employment, the Executive will not, without the express written consent of Bank or the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any of the trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by the Executive from the Company, the Bank, or any subsidiary of such entities, except that Executive may disclose such matters to the extent that disclosure is required by a court or other governmental agency of competent jurisdiction.

(c) During the four (4) month period following the Executive’s termination of employment in accordance with Section 4(a) herein or in conjunction with or within six (6) months following the Executive’s termination of employment in accordance with Section 3 herein:

(i) Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Bank, or any subsidiary of such entities sold any product or service, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Bank, or any subsidiary of such entities, or (C) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii) Executive hereby agrees that he shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) whereby the Executive will have a work location within the State of New Jersey, and is within 50 miles of the home office of the Bank located in Mt. Laurel, New Jersey or is within 15 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment.

(iii) Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company), nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(iv) Executive will not make any public statements regarding the Company, the Bank, or any subsidiary of such entities without the prior consent of the Company or the Bank, and the Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities.

(v) Executive acknowledges and agrees that irreparable injury will result to the Bank in the event of a breach of any of the provisions of Section 4(c) (the “Designated Provisions”) and that the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Bank may have, the Bank shall be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Cumberland County, New Jersey, or elsewhere), to restrain the violation or breach thereof by Executive, and Executive shall submit to the jurisdiction of such court in any such action.

(vi) The provisions of Sections 4(b) and 4(c) shall survive the expiration of this Agreement.

5. Regulatory Exclusions.

(a) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC § 1828(k) and any regulations promulgated thereunder, including the FDIC’s Regulations applicable to Golden Parachute Payments at 12 C.F.R. Part 359.

(b) Notwithstanding anything herein to the contrary, in the event that the Executive’s employment with the Bank is terminated (other than upon the death or disability of such Executive) at such time that the Bank or the Company is deemed to be in “troubled condition” in accordance with 12 USC § 1831i and applicable regulations of the OCC or the FRB or is otherwise subject to the provisions of 12 C.F.R. Part 359, then any payments of severance in accordance with this Agreement or otherwise shall not be made by the Bank unless or until the Bank shall have received the prior written approval of the OCC and the FDIC’s written concurrence with such approval. In such event, the Bank will promptly make and diligently pursue an application for approval of such payment by the appropriate federal banking agencies.

(c) Clawback Provision. The Executive covenants and agrees that the Bank and its successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4), and the Executive shall promptly return any such “golden parachute payment” upon such demand.

6. Tax Matters.

(a) This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Section 409A, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section 409A.

(b) Notwithstanding anything herein to the contrary, if and to the extent termination payments under Section 3 shall constitute deferred compensation within the meaning of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder, and if the payments under Sections 3 or 4 do not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee within the meaning of Section 409A of the Code and regulations promulgated thereunder, then the payment of such termination payments that constitute deferred compensation under Section 409A shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provide that distributions of deferred compensation (within the meaning of Code Section 409A) to a Specified Employee that are payable on account of Termination of Employment may not commence prior to the six (6) month anniversary of the Executive’s Termination of Employment (or, if earlier, the date of the Executive’s death). Amounts that would otherwise be distributed to the Executive during such six (6) month period but for the preceding sentence shall be accumulated and paid to the Executive on the 185th day following the date of the Executive’s Termination of Employment.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

(c) Notwithstanding the six-month delay rule set forth in Section 5(c) above:

(i) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 6(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Sections 3 or 4; and

(ii) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 6(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Section 3.

(d) To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Bank of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

7. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment of severance benefits if he or she accepts other compensation for employment with another entity.

8. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b) The Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

9. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

10. Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.

11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Bank shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator that the Executive’s claim has merit, whether or not the arbitrator finds in favor of the Executive. The provisions of this Section 12 shall survive the expiration of this Agreement.

13. Non-Disclosure. The Executive will not, during or after the Term of this Agreement, directly or indirectly, disseminate or disclose to any person, firm or entity, except to his or her legal advisor, the terms of this Agreement without the written consent of the Bank.

14. Release in Favor of the Company and the Bank. If the Executive is due to receive a payment by the Bank in accordance with Sections 3 or 4 of this Agreement upon a Termination of Employment, the Executive shall within 35 calendar days of such Termination of Employment, execute and deliver to the Bank a full release in favor of the Company, the Bank, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Bank; (ii) cover all actual or potential claims arising from the Executive’s employment with the Company, the Bank, their respective affiliates and subsidiaries, and the termination of such employment with all such entities; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Notwithstanding the foregoing, such release shall not apply to (i) earned but unpaid salary, (ii) rights to vested benefits under employee benefit plans, (iii) rights to benefits as a former employee (including but not limited to insurance continuation and/or conversion rights under group medical, life and disability insurance plans), (iv) rights to continuing coverage under directors’ and officers and other errors and omissions insurance as well as rights to indemnification under applicable charter and by-law provisions or corporate policy, (v) rights in respect of outstanding stock options that are exercisable following termination of employment in accordance with the terms of such options, (vi) rights as a shareholder or customer of the Company, the Bank or any affiliate and (vii) rights under this Agreement.

Notwithstanding anything herein to the contrary, such payments due in accordance with Sections 3 and 4 herein shall be made to the Executive by the Bank on the date which is sixty (60) days following the date of Termination of Employment (the “Payment Date”); provided that the Executive shall have executed and delivered to the Bank the release required in accordance with Section 14 herein and all permissible revocation periods have lapsed without being exercised by the Executive as of such Payment Date. If the release requirements at Section 14 have not been satisfied by the Executive as of such Payment Date, then the obligations of the Bank to make such payment to the Executive shall be nullified at such time.

15. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede any prior agreements with respect to the matters set forth herein.

16. Representations by Executive. The Executive hereby represents and warrants that the information furnished to the Bank with respect to his application for employment and the personal, professional and financial information and disclosures provided by the Executive to the Bank and to the OCC as required for review and approval by the OCC with respect to the Executive’s employment as a senior officer of the Bank are true, complete and correct in all respects. In the event that the Bank or the OCC subsequently determines that any such information furnished by the Executive is not true, complete or correct, the Executive acknowledges and agrees that such circumstance may result in the OCC not issuing a letter of non-objection with respect to the Bank’s employment of the Executive or the Bank determining to terminate the employment of the Executive within its sole discretion without regard to any determination made by the OCC. Notwithstanding anything in this Agreement to the contrary, the Executive hereby acknowledges and agrees that under such circumstances, the Bank may determine to terminate the employment of the Executive and that the Bank shall have no liability or obligation to the Executive with respect to any compensation or benefits following such termination of employment by the Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

SUN NATIONAL BANK

ATTEST:	By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President & CEO

/s/ Rita Gannon

WITNESS:

/s/ Michele Estep		/s/ Alberino J. Celini
Alberino J. Celini, Executive